Exhibit 10.5

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is made this 28th day of February, 2012 (the “Effective Date”), by and between MOLYCORP, INC., a Delaware corporation (the “Employer”) and JOHN F. ASHBURN, JR. (the “Executive”).  The Employer and the Executive are referred to below individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Employer and the Executive are currently parties to an Executive Employment Agreement, dated May 21, 2010 (the “Prior Agreement”);

WHEREAS, this Agreement will supersede and completely replace the Prior Agreement as of the Effective Date;

WHEREAS, the Executive agrees to be employed by the Employer upon and subject to the terms herein provided; and

WHEREAS, the Employer agrees to employ the Executive upon and subject to the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

1.             Employment.  The Employer shall employ the Executive, and the Executive accepts continued employment with the Employer, upon the terms and conditions set forth in this Agreement for a period of time beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”).  Notwithstanding anything in this Agreement to the contrary, the Executive will be an at-will employee of the Employer and the Executive or the Employer may terminate the Executive’s employment with the Employer for any reason or no reason at any time.

2.             Office and Duties.  The Executive shall serve as, and have the title of, Executive Vice President and General Counsel and shall report to, and be subject to the power and authority of, the Chief Executive Officer.  The Executive shall manage the affairs of the Employer and have the duties, responsibilities and authority of an Executive Vice President and General Counsel.  The Executive shall perform such tasks commensurate with this position as may from time to time be defined or assigned by the Chief Executive Officer.  The Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of the Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer.  During the Employment Period, the Executive shall not directly or indirectly pursue any other business activity without the prior written consent of the Board of Directors of the Employer (the “Board”), except as permitted under Section 7(f) of this

Agreement.  The Executive further agrees to travel to whatever extent is reasonably necessary in the conduct of the Employer’s business, at the Employer’s expense.

3.             Compensation and Benefits.

(a)           The Employer will pay the Executive a base salary for services rendered under this Agreement at a rate of not less than $400,000 per year, payable in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by the Executive.  The Executive shall be eligible for increases in base salary at the sole discretion of the Employer.  The base salary rate in effect for the Executive from time to time pursuant to this Section 3(a) is referred to herein as the Executive’s “Base Salary”.

(b)           The Executive shall be entitled to participate in the employee benefit plans (such as medical and dental insurance, disability, life insurance, 401k and sick pay) offered to substantially all of the employees of the Employer.  In addition, the Executive will be eligible for the Employer’s Amended and Restated Management Incentive Compensation Plan (the “MICP”), which is a nonqualified deferred compensation plan to which the Employer may make contributions and the Executive may elect to make deferral contributions from his base salary and bonus, if any.  Employer contributions to the MICP are discretionary and subject to annual Board approval.

(c)           The Executive shall be eligible for such bonus plans and long-term equity or cash incentive compensation plans for the Employer’s officers and directors as the Board may establish from time to time, which will be based on the achievement and satisfaction of goals and objectives established by the Board.

(d)           The Employer shall reimburse the Executive for all reasonable and actual out-of-pocket costs and expenses, including reasonable travel and business entertainment expenses, incurred by him in the course of performing his duties under this Agreement, subject in all instances to the Employer’s reimbursement policies and requirements applicable to all employees with respect to reporting and documentation of such expenses, including, without limitation, the timely submittal of receipts, invoices and documentation supporting all such costs and expenses.

(e)           The Executive shall be entitled to vacation in accordance with the Company’s plans, policies, programs and practices as in effect from time to time.  The Executive will keep the Board apprised of dates for planned vacation.

4.             Employment Period.  The Employment Period shall be for the period beginning on the date of this Agreement and ending on June 1, 2013.  On June 1, 2013, and on each succeeding anniversary of such date, the Employment Period shall be extended for an additional year, unless the Employer or the Executive shall have given the other ninety (90) days written notice, prior to June 1, 2013 or any succeeding anniversary commencing after June 1, 2013, that the Employment Period will not be extended.  Notwithstanding the foregoing, (i) the Employment Period shall terminate prior to any such date upon the Executive’s resignation, death or disability and (ii) the Employment Period may be terminated by the Employer at any time prior to any such date for Cause (as defined below) or without Cause.

5.             Termination of Employment.

(a)           If the Employer terminates the Executive’s employment as a result of the Executive’s death or the Executive’s disability or for Cause (as defined below), the Employer will pay the Executive’s accrued salary, benefits and vacation, including the then unused accrued vacation, up to and including the date of termination (the “Accrued Benefits”), in a single lump sum within thirty (30) days of such termination.  Thereafter, the Employer will have no further obligations to the Executive under this Agreement.

For purposes of this Agreement, “Cause” is defined as:  (1) the Executive’s misconduct, malfeasance, or negligence relative to the Executive’s duties or the Employer’s business; (2) the Executive’s failure or refusal to perform the services required or as requested by the Board or the Chief Executive Officer, or the Executive’s refusal to carry out or perform proper directions or instructions from the Employer or the Board or the Chief Executive Officer with respect to the services rendered hereunder; (3) the Executive’s conviction of a crime that either results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; (4) activities by the Executive that are injurious to the Employer, its affiliates or its or their reputation; or (5) any conduct constituting “cause” under applicable law.  Whether Cause exists to justify the termination of this Agreement shall be determined by the Employer in its sole discretion.

(b)           If the Employer terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason (as defined below), and such termination does not occur within the twenty-four (24) month period following a Change of Control:

(i)            the Employer will pay to the Executive the Accrued Benefits, in a single lump sum within thirty (30) days of such termination;

(ii)           the Employer shall continue to pay the Executive his Base Salary at the time of such termination for a period of one (1) year following such termination pursuant to the Employer’s standard pay periods and practices; provided, however, that Base Salary amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period;

(iii)          the Employer shall pay to the Executive one (1) times the Executive’s target bonus amount under the Employer’s annual incentive plan (which, for the avoidance of doubt, shall include any portion of such bonus amount that may be converted into and paid to the Executive in the form of shares of restricted stock) for the year in which the termination occurs, in a single lump sum on the first payroll date following the sixtieth (60th) day following such termination; and

(iv)          if the Executive elects continuation coverage under the Employer’s medical plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Employer shall reimburse the

Executive for the Executive’s COBRA payments until the earlier of (x) the Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is twelve (12) months following the termination of the Executive’s employment.  The Employer shall make any such reimbursement within thirty (30) days following receipt of evidence from the Executive of the Executive’s payment of the COBRA premium, which evidence shall be provided by the Executive within thirty (30) days of the Executive’s payment of such COBRA premium; provided, however, that any amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  The Executive agrees that the period of coverage under such plan shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA.

It is expressly understood that the Employer’s obligations under this Section 5(b) (other than payment of the Accrued Benefits) shall cease in the event the Executive breaches any of the agreements in Sections 6 and 7 of this Agreement.  Notwithstanding anything herein to the contrary, the Employer shall not be obligated to make any payments or provide any benefit under this Section 5(b) (other than payment of the Accrued Benefits) unless (x) prior to the sixtieth (60th) day following the termination without Cause or termination for Good Reason, the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Employer and (y) any applicable revocation period has expired during such sixty-day period without the Executive revoking such release.  Each payment under this Section 5(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  All payments under Sections 5(b)(ii), (iii) and (iv) shall be deemed severance pay and not wages.

For purposes of this Agreement, “Good Reason” is defined as: the Executive’s termination of his employment with the Employer as a result of (i) any material diminution in the Executive’s authority, duties or responsibilities, (ii) a relocation of the Executive’s principal office to a location that is in excess of fifty (50) miles from its location as of the Effective Date or (iii) any material decrease in the amount of the Executive’s Base Salary.  Notwithstanding the foregoing, no termination of employment by the Executive shall constitute a termination for “Good Reason” unless (A) the Executive gives the Employer notice of the existence of an event described in clause (i), (ii) or (iii) above within sixty (60) days following the occurrence thereof, (B) the Employer does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) the Executive terminates employment within five (5) days of the end of the cure period specified in clause (B), above.

(c)           If, during the twenty-four (24) month period following a Change of Control, the Employer terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason:

(i)            the Employer will pay to the Executive the Accrued Benefits, in a single lump sum within thirty (30) days of such termination;

(ii)           if (A) the Change of Control constitutes a “change in the ownership or effective control of the Employer, or a change in the ownership of a substantial portion of the assets of the Employer,” within the meaning of Section 409A of the Code and the regulations thereunder (a “409A Change in Control”), the Employer shall make a lump sum payment to the Executive in an amount equal to two (2) times his Base Salary at the time of such termination, paid in a lump sum on the first payroll date following the sixtieth (60th) day following such termination; or (B) the Change of Control does not constitute a 409A Change in Control, the Employer shall (I) make a lump sum payment to the Executive in an amount equal to one (1) times his Base Salary at the time of such termination, paid in a lump sum on the first payroll date following the sixtieth (60th) day following such termination, and (II) continue to pay the Executive his Base Salary at the time of such termination for a period of one (1) year following such termination pursuant to the Employer’s standard pay periods and practices; provided, however, that Base Salary amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period;

(iii)          the Employer shall make a lump sum payment to the Executive in an amount equal to two (2) times the Executive’s target bonus amount under the Employer’s annual incentive plan (which, for the avoidance of doubt, shall include any portion of such bonus amount that may be converted into and paid to the Executive in the form of shares of restricted stock) for the year in which the termination occurs, paid in a lump sum on the first payroll date following the sixtieth (60th) day following such termination; and

(iv)          if the Executive elects continuation coverage under the Employer’s medical plan pursuant to COBRA, the Employer shall reimburse the Executive for the Executive’s COBRA payments until the earlier of (x) the Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is eighteen (18) months following the termination of the Executive’s employment.  The Employer shall make any such reimbursement within thirty (30) days following receipt of evidence from the Executive of the Executive’s payment of the COBRA premium, which evidence shall be provided by the Executive within thirty (30) days of the Executive’s payment of such COBRA premium; provided, however, that any amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  The Executive agrees that the period of coverage under such plan shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA.

It is expressly understood that the Employer’s obligations under this Section 5(c) (other than payment of the Accrued Benefits) shall cease in the event the Executive breaches any of the agreements in Sections 6 and 7 of this Agreement.  Notwithstanding anything herein to the contrary, the Employer shall not be obligated to make any payments or provide any benefits under this Section 5(c) (other than payment of the Accrued Benefits) unless (x) prior to the sixtieth (60th) day following the termination without Cause or termination for Good Reason, the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Employer and (y) any applicable revocation period has expired during such sixty-day period without the Executive revoking such release.  Each payment under this Section 5(c) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  All payments under Sections 5(c)(ii), (iii) and (iv) shall be deemed severance pay and not wages.

(d)           If the Executive terminates his employment for any reason other than Good Reason, the Employer will pay the Accrued Benefits, in a single lump sum within thirty (30) days of such termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. The Executive may resign upon not less than sixty (60) days prior written notice to the Employer, for any reason or no reason.

6.             Confidential Information; Discoveries and Inventions; Work Made for Hire.

(a)           The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after the Executive’s employment with the Employer, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Employer or its customers or vendors, without limitation as to when or how the Executive may have acquired such information.  Such confidential information shall include, without limitation, the Employer’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Employer, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Employer to maintain the secrecy of such information, that such information is the sole property of the Employer and that any retention and use of such information by the Executive during the Executive’s employment with the Employer (except in the course of performing the Executive’s duties and obligations to the Employer) or after the termination of the Executive’s employment shall constitute a misappropriation of the Employer’s trade secrets.

(b)           The Executive agrees that upon termination of the Executive’s employment with the Employer, for any reason, the Executive shall return to the Employer, in good condition, all property of the Employer, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(a) of this Agreement.  In the event that such items are not so returned, the Employer will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)           The Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that:  (A) relates to the business of the Employer, or (B) relates to the Employer’s actual or demonstrably anticipated research or development, or (C) results from any work performed by the Executive for the Employer, the Executive will assign to the Employer the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.  The Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using the Employer’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either:  (x) relates to the business of the Employer, or (y) relates to the Employer’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Executive for the Employer.  The Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Employer or relates to the Employer’s actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Employer’s equipment, supplies, facilities, and/or trade secrets.

(d)           In order to determine the rights of the Executive and the Employer in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Executive agrees that during the Executive’s employment, and for one (1) year after termination of the Executive’s employment under this Agreement or any successor agreements the Executive will disclose immediately and fully to the Employer any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others.  The Employer agrees to keep any such disclosures confidential.  The Executive also agrees to record descriptions of all work in the manner directed by the Employer and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Employer.  The Executive agrees that at the request of and without charge to the Employer, but at the Employer’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Employer and will assign to the Employer any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable the Employer to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.  In the event the Employer is unable, after reasonable effort, and in any event after ten business days, to secure the Executive’s signature on a written assignment to the Employer of any application for letters patent or to any common law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Corporate Secretary of the Employer as the Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(e)           The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Employer shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Employer.  The item will recognize the Employer as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Molycorp, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

7.             Non-Competition, Non-Solicitation.

(a)           For the purposes of this Agreement, “Competitive Conduct” shall be determined in good faith by the Employer and shall include any of the following conduct whether direct or indirect, on the Executive’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, company or other entity:

(i)            owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting the Executive’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Employer or its affiliates.  For the purposes of this Agreement, a “Competitor” is any person or entity that engages in the production of rare earth products, including, without limitation, rare earth oxides, metals, alloys and magnets;

(ii)           consulting with, acting as an agent for, or otherwise assisting any Competitor to compete or prepare to compete with the Employer or its affiliates in any of the Employer’s or its affiliate’s existing or prospective businesses or activities;

(iii)          interfering with the relationship between the Employer and any current or former employee or consultant of the Employer, including, without limitation, soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, entice, hire, or employ any current or former employee or consultant of the Employer;

(iv)          interfering or attempting to interfere with any transaction in which the Employer or any of its affiliates is involved or which was pending during the term of the Executive’s engagement with the Employer or at the date on which the Executive’s engagement with the Employer ends;

(v)           soliciting any of the Employer’s customers or prospective customers; and/or

(vi)          soliciting, inducing, or attempting to induce any current or prospective customer, supplier or other business relation of the Employer or any of its affiliates to cease doing business with the Employer (or any subsidiary, member, parent or other affiliate of the Employer) or in any way interfering with the relationship between any such customer, supplier or business relation of the Employer or its affiliates.

(b)           The Executive shall not engage in Competitive Conduct for a period of two (2) years after termination (whether voluntary or involuntary) of the Executive’s employment with the Employer.

(c)           The Executive shall not engage in Competitive Conduct anywhere in China, Japan, the United States, the European Union or Australia.

(d)           The Executive acknowledges and agrees that the restrictive covenants in this Agreement are designed and intended to protect the Employer’s trade secrets.  The Executive further agrees that the Employer operates in a world-wide, and not a local or regional, market, and the restrictive covenants in this Agreement are reasonable in duration and geographic scope and are reasonably necessary to protect the Employer’s legitimate business interests.

(e)           The Executive may serve as a non-executive director of another business or company if, and only if, the Executive concludes that such service will not interfere with his duties hereunder, the Executive refers such proposed service to the Board for approval, the Board determines that such service as a director is in the best interest of the Employer and the Board authorizes the Executive’s service as a director for such business or company.

(f)            The Employer acknowledges and agrees that the restrictions set forth in this Section 7 shall not limit or prohibit the Executive (i) from serving as an officer, director or consultant of another company, which may or may not be an affiliate of the Employer, as long as such service is at the request or direction of the Employer or the Board or (ii) from engaging in passive investment activities and business-related, community service, charitable and social activities that do not interfere with the Executive’s performance of his duties or his obligations hereunder.

(g)           For purposes of Section 6 of this Agreement and this Section 7, the Employer shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Employer for which the Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(h)           If it shall be judicially determined that the Executive has violated Section 7(b) of this Agreement, then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

8.             Communication of Contents of Agreement.  While employed by the Employer and for two (2) years thereafter, the Executive will communicate the contents of Sections 6 and 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent.

9.             No Conflicts.  The Executive represents and warrants that the Executive is not presently subject to any agreement with a Competitor or potential Competitor of the Employer, or to any other contract, oral or written, that could restrict or prevent the Executive from entering into this Agreement or performing his duties in full accord with this Agreement.

10.           Executive Representations and Warranties.  The Executive hereby represents and warrants to the Employer that:

(a)           the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party, or any judgment, order or decree to which the Executive is subject;

(b)           the Executive is not a party to or bound by any employment agreement, other than the Prior Agreement, consulting agreement, non-compete agreement, confidentiality agreement, non-disclosure agreement or similar agreement with any other person or entity;

(c)           the Executive has read through the entirety of this Agreement, and prior to signing it, the Executive has been advised by independent legal counsel;

(d)           upon the execution and delivery of this Agreement by the Employer and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms; and

(e)           the Executive has been paid or provided all wages, compensation, bonuses, stock, stock options, vacation, or other benefits due to the Executive under the terms of the Prior Agreement.

11.           Acknowledgments.  The Executive acknowledges that the covenants contained in Sections 6 and 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Employer.  The Executive acknowledges that the Executive is an executive and management level employee as referenced in, and governed by, C.R.S. 8-2-113(2)(d).  The Executive further acknowledges that the covenants contained in Sections 6 and 7 are necessary to protect, and reasonably related to the protection of, the Employer’s trade secrets, to which the Executive will be exposed and with which the Executive will be entrusted.

12.           Equitable Remedies.  The services to be rendered by the Executive and the Confidential Information entrusted to the Executive as a result of the Executive’s employment by the Employer are of a unique and special character, and any breach of Sections 6 and 7 will cause the Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify.  The Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 6 and 7.  Injunctive relief may be granted immediately upon the commencement of any such action.

13.           Taxes.  The Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Employer is required to withhold pursuant to any applicable law, regulation or ruling.  Notwithstanding any other provision of this Agreement, the Employer shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

14.                                 Section 280G.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be a “Parachute Payment”, within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  Any determinations required to be made under this Section 14 shall be made by the Employer’s independent accountants, which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the date of termination or such earlier time as is requested by the Employer, and shall be made at the expense of the Employer.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 14 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.  The reduction of the payments and benefits shall occur in the following order: (a) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (b) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; and (c) all non-cash benefits shall be next reduced pro-rata.

15.                                 Section 409A.

(a)                                  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive.  This Agreement shall be administered and interpreted in a manner consistent with this intent.  Consistent with that intent, and to the extent required under Section 409A of the Code, for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” determined pursuant to procedures adopted by the Employer in compliance with Section 409A of the Code, on the date of his separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Executive upon his termination of employment would constitute a “deferral of compensation” subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Executive’s termination of employment, or (ii) the Executive’s death.  For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

16.                                 Prevailing Party’s Litigation Expenses.  In the event of litigation between the Employer and the Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

17.                                 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements, including but not limited to, the Prior Agreement, which is superseded by this Agreement and is of no further force or effect.  This Agreement may be amended, supplemented, waived, or terminated only by a written instrument duly executed by the Parties.

18.                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

19.                                 Severability.  The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between the Executive and the Employer.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof.  It is the intention of the Parties that in the event any provision is held illegal, invalid or unenforceable, that such provision be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by the Executive against the Employer shall not constitute a defense to enforcement by the Employer of this Agreement.

20.                                 Survival.  The provisions of Sections 6 and 7 are independent of, and survive after the termination of, the other portions of this Agreement.

21.                                 Notices.  All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by telegram, telex or facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

If to the Employer, to:

Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000

Greenwood Village, Colorado 80111
Tel: 303-843-8040
Fax: 303-843-8082

If to the Executive, to:

John F. Ashburn, Jr.
c/o Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Tel: 303-843-8040
Fax: 303-843-8082

Notice of any change in any such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

22.                                 Waiver.  The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

23.                                 Assignment.  Other than as provided below, neither Party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other Party, and such purported assignment or delegation shall be void; provided that the Employer may assign the Agreement to any entity that purchases the stock or assets of the Employer or any affiliate.  This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.

24.                                 Governing Law.  This agreement shall be construed and enforced in accordance with Colorado law, except for any Colorado conflict-of-law principle that might require the application of the laws of another jurisdiction.

25.                                 Choice of Forum.  Any dispute arising from or relating to this Agreement shall be resolved in the District Court for the City and County of Denver or in the United States District Court for the District of Colorado.

************************************

remainder of this page intentionally blank

*************************************

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates below:

EMPLOYER:		EXECUTIVE:

MOLYCORP, INC.

By:	/s/ Mark A. Smith	/s/ John F. Ashburn, Jr.
Name:	Mark A. Smith	Name:	John F. Ashburn, Jr.
Title:	Chief Executive Officer	Title:	Executive Vice President and General Counsel
Date:	February 28, 2012	Date:	February 28, 2012

Exhibit A

For purposes of this Agreement:

1.                                       “Change of Control” means the occurrence of any of the following events:

i)                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Employer where such acquisition causes such Person to own more than 50% of the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control:  (A) any acquisition directly from the Employer that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Employer, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Employer, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than or equal to 50% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

ii)              individuals who, as of September 30, 2010, constituted the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 30, 2010 whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Employer in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

iii)           the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Employer or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Employer, the Employer or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv)          approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

2.                                       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and any successor statute.